Exhibit 99.1

BIND Therapeutics Reports Third Quarter 2014 Financial Results and Provides Corporate Update

- Significant pipeline progress in clinical development with BIND-014 to be reported at EORTC-NCI-AACR meeting and selection of BIND-510 as new product candidate using AccurinTM platform -

- Strengthened management and Board including Chief Medical Officer -

- Research and Development agreement with Merck provides access to two promising oncology candidates -

- Management to host conference call today at 8:30 a.m. EST -

CAMBRIDGE, Mass., November 6, 2014 - BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results and business highlights for the third quarter ended September 30, 2014.

“We have made exceptional progress in recent months, including the addition of highly experienced new members of our team who we believe will provide strong leadership for our business and clinical development strategy as well as the expansion of our pipeline,” said Scott Minick, President and CEO. “Our new Chief Medical Officer, Dr. Hagop Youssoufian, has a deep and impressive track record of oncology-focused drug development and the addition of Dr. Eric Rowinsky and Ms. Amy Schulman to our board further strengthens our ability to achieve our business objectives. We are also continuing to build a robust pipeline and recently selected BIND-510, a PSMA-targeted Accurin containing vincristine, as our second internal product candidate. We believe BIND-510 has the potential to provide superior tumor targeting and become an important new drug in the treatment of hematologic malignancies and solid tumors, offering improved outcomes for cancer patients.”

“We also entered into another collaboration with a leading biopharma through a research and development agreement with Merck that leverages BIND’s medicinal nanoengineering platform to create targeted Accurins that utilize proprietary payloads provided from Merck’s preclinical oncology portfolio for the treatment of cancer,” continued Minick. “This represents a new kind of collaboration for BIND that provides another valuable pathway to expand our internal pipeline by giving BIND additional development and certain commercial rights in products resulting from the collaboration.”

Dr. Youssoufian said, “We remain on track with development of BIND-014, our lead proprietary drug candidate. We plan to present updated Phase 2 clinical data on BIND-014 in patients with non-small cell lung cancer (NSCLC) at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Barcelona, Spain on November 19th. Our ongoing Phase 2 study with BIND-014 in metastatic castrate resistant prostate cancer (mCRPC) has enrolled 42 patients and we plan to present top-line data once all patients have reached radiographic progression, the primary endpoint in the study. In addition, we have begun activating sites in our Phase 2 study of BIND-014 in KRAS-mutant NSCLC and expect to begin an additional Phase 2 study in a number of other solid-tumor indications in early 2015.”

Recent Business Highlights

•	Selected second proprietary product candidate, BIND-510, based on its promising characteristics as a prostate-specific membrane antigen (PSMA) -targeted Accurin nanoparticle containing vincristine, a potent vinca alkaloid microtubule disrupting agent. By applying its Accurin technology, BIND has designed BIND-510 to deliver high therapeutic concentration to tumors with an advantageous pharmacological and distribution profile. Evidence of significantly greater efficacy and an improved toxicity profile compared to vincristine has been demonstrated across a broad range of in vivo tumor models. In particular, BIND-510 has shown no evidence of neurotoxicity, which overcomes the major limitation of vincristine in clinical use due to its dose-limiting toxicity profile, specifically cumulative and irreversible neuropathy. Based on these encouraging preclinical results, BIND plans to file an Investigational New Drug (IND) Application with the U.S. Food and Drug Administration (FDA) for BIND-510 in 2016.

•	Announced a research and development agreement with Merck that leverages BIND’s medicinal nanoengineering platform to create targeted Accurins that utilize potent, novel payloads provided from Merck’s preclinical oncology portfolio for the treatment of cancer. The first two Merck-supplied oncology compounds target kinesin spindle protein (KSP) and polo-like kinase 1 (PLK1), key regulators of cellular mitosis, acting on cells undergoing cellular division. The intent of the collaboration is to use BIND’s proprietary nanomedicine technology to enhance their therapeutic properties for greater impact on apoptosis and cancer cell-killing effects.

•	Appointed Hagop Youssoufian, M.D., a highly experienced leader in oncology drug development, as Chief Medical Officer.

•	Elected Eric Rowinsky, M.D., Head of Research and Chief Medical Officer at Stemline Therapeutics and Amy Schulman, Chief Executive Officer of Arsia Therapeutics and Venture Partner at Polaris Partners, to BIND’s Board of Directors.

Third Quarter 2014 Financial Results

•	Revenue for the third quarter was $3.4 million, compared to $4.6 million for the third quarter of 2013. The decrease was the result of the completion of the Amgen collaboration in the second quarter of 2014.

•	Research and development expenses totaled $7.1 million, compared to $5.3 million for the third quarter of 2013. The increase was driven primarily by clinical trial expenses supporting the BIND-014 Phase 2 trials in NSCLC and metastatic castrate resistant prostate cancer.

•	General and administrative expenses totaled $3.8 million, compared to $6.3 million for the third quarter of 2013. The decrease was primarily due to performance-based stock option awards which vested upon the closing of our initial public offering in the third quarter of 2013. Net loss was $7.3 million, compared to a net loss of $7.4 million for the third quarter of 2013.

•	Cash, cash equivalents and marketable securities was approximately $51 million as of September 30, 2014.

Financial Expectations

The Company expects that its cash, cash equivalents and short-term investments as of September 30, 2014 will fund operating expenses and capital expenditure requirements through at least September 30, 2015. This expectation is based on the Company’s current operating plans and research and development funding that it expects to receive under its existing collaborations, but excludes any potential milestone payments.

Upcoming Events and Presentations

Members of BIND’s management team plans to participate in the following upcoming conferences during the fourth quarter:

•	Credit Suisse 2014 Healthcare Conference in Phoenix on Wednesday, November 12, 2014 at 3:30 p.m. MST.

•	Stifel Nicolaus Weisel Healthcare Conference 2014 in New York on Wednesday, November 19, 2014 at 8:35 a.m. EST.

•	Oppenheimer 25th Annual Healthcare Conference in New York on Thursday, December 11, 2014 at 3:55 p.m. EST.

Live and archived webcasts of available events will be made accessible on the Company’s website at www.bindtherapeutics.com.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. EST to discuss the third quarter 2014 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 24248993.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing Accurins, its novel targeted therapeutics. BIND is leveraging its Medicinal Nanoengineering® platform to develop a pipeline of Accurins, initially in oncology, as well as Accurins in collaboration with biopharmaceutical companies. BIND’s lead drug candidate, BIND-014, is an Accurin that targets PSMA and contains docetaxel, a clinically-validated and widely used anti-cancer agent. BIND-014 is currently in Phase 2 clinical trials for the treatment of non-small cell lung cancer and metastatic castrate-resistant prostate cancer.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd. and Merck (known as Merck Sharp & Dohme outside the United States and Canada) to develop Accurins based on their proprietary therapeutic payloads and targeting ligands. BIND’s platform originated from the pioneering nanotechnology research at the Massachusetts Institute of Technology and Brigham and Women’s Hospital/Harvard Medical School of BIND’s scientific founders Dr. Robert Langer and Dr. Omid Farokhzad. For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our expectations regarding our new Chief Medical Officer and board members; BIND-014, including without limitation, 2014 milestones with respect to trials of BIND-014; BIND-510, including without limitation, statements regarding BIND-510’s potential and our plan to file an IND Application for BIND-510 in 2016; our collaboration agreement with Merck; and upcoming events and presentations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing our growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 7, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

Investors:

Paul Cox

Stern Investor Relations

212-362-1200

BIND@sternir.com

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$3,365	$4,566	$7,389	$8,831

Operating expenses:
Research and development	7,131	5,348	20,855	16,965
General and administrative	3,827	6,280	10,862	10,696

Total operating expenses	10,958	11,628	31,717	27,661

Loss from operations	(7,593)	(7,062)	(24,328)	(18,830)
Other income (expense)	316	(316)	285	(756)

Net loss	(7,277)	(7,378)	(24,043)	(19,586)
Accretion of redeemable convertible preferred stock	—	(957)	—	(3,704)

Net loss attributable to common stockholders	$(7,277)	$(8,335)	$(24,043)	$(23,290)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.44)	$(2.46)	$(1.46)	$(8.97)
Weighted average common shares outstanding:
Basic and diluted	16,544,402	3,391,239	16,477,974	2,595,406

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$23,760	$51,612
Short-term investments	27,152	10,384
Accounts receivable	2,441	1,269
Prepaid expenses and other current assets	780	1,532

Total current assets	54,133	64,797
Property and equipment, net	6,272	6,079
Long-term investments	—	15,387
Restricted cash	1,911	2,084
Other assets	21	61

Total	$62,337	$88,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,746	$1,411
Accounts payable	662	2,643
Accrued expenses	4,176	2,408
Current portion of deferred revenue	5,201	5,086
Current portion of deferred rent	505	513

Total current liabilities	12,290	12,061

Long-term liabilities:
Long-term debt, less current portion	1,948	3,274
Deferred revenue, less current portion	440	2,384
Other long-term liabilities	1,147	1,375

Total long-term liabilities	3,535	7,033

Total liabilities	15,825	19,094

Stockholders’ equity	46,512	69,314

Total	$62,337	$88,408